Exhibit 99.1

Tiger Merger Sub Co. announces tender offers for Tech Data Corporation’s 3.700% Senior Notes due 2022 and 4.950% Senior Notes due 2027 and related consent solicitations

March 10, 2020

NEW YORK, March 10, 2020 – Tiger Merger Sub Co. (the “Offeror”), an affiliate of certain investment funds managed by affiliates of Apollo Global Management, Inc. (together with its consolidated subsidiaries, “Apollo”), announced that it has launched tender offers to purchase for cash (collectively, the “Tender Offers”) any and all of Tech Data Corporation’s outstanding (i) 3.700% Senior Notes due 2022 (the “2022 Notes”) and (ii) 4.950% Senior Notes due 2027 (the “2027 Notes” and, together with the 2022 Notes, the “Notes”).

The Tender Offers are being conducted in connection with the previously announced merger agreement, pursuant to which, among other things, Tiger Midco, LLC, the parent of the Offeror, has agreed to acquire Tech Data Corporation (the “Merger”). The Offeror’s obligation to accept and pay for the Notes in the Tender Offers is conditioned upon the substantially concurrent closing of the Merger.

In connection with the Tender Offers, the Offeror is soliciting consents from the holders of each series of Notes (collectively, the “Consent Solicitations”) to amend the Indenture, dated as of January 17, 2017, as supplemented in the case of the 2022 Notes by the Global Security for the 3.700% Senior Note due 2022 and as supplemented in the case of the 2027 Notes by the Global Security for the 4.950% Senior Note due 2027, as further amended or supplemented (the “Indenture”). The Merger would constitute a “Change of Control” under the Indenture with respect to each series of Notes. The proposed amendments would eliminate the requirement for Tech Data Corporation to make a “Change of Control Offer” under the Indenture with respect to each series of Notes in connection with the Merger and would make certain other customary changes for a privately-held company to the “Change of Control” provisions applicable to each series of Notes. Holders may not tender their Notes of a series in the related Tender Offer without delivering their consents in the related Consent Solicitation, and Holders may not deliver their consents in a Consent Solicitation with respect to a series without tendering their related Notes in the related Tender Offer.

Concurrently with, but separate from the Tender Offer and Consent Solicitation with respect to the 2027 Notes, the Offeror is also soliciting consents to the proposed amendments with respect to the 2027 Notes pursuant to a separate consent solicitation statement and offering holders of 2027 Notes a consent fee in the amount of $5.00 per $1,000 principal amount of 2027 Notes in connection therewith. Holders of 2027 Notes that tender their 2027 Notes and related consents in the Tender Offer and Consent Solicitation with respect to the 2027 Notes may not provide consents to the proposed amendments as part of the separate consent solicitation, and holders of 2027 Notes that provide consents to the proposed amendments as part of the separate consent solicitation may not tender their 2027 Notes and related consents as part of the Tender Offer and Consent Solicitation with respect to the 2027 Notes.

Approval of the proposed amendments with respect to a series of Notes requires consents from the holders of at least a majority in aggregate principal amount of the Notes of such series. With respect to the 2027 Notes, both consents received in the Consent Solicitation with respect to the 2027 Notes and consents received as part of the separate consent solicitation with respect to the 2027 Notes will be aggregated for purposes of determining whether the requisite consents are received. If consents from a majority of the holders of a series of Notes are received, Tech Data Corporation will enter into a supplemental indenture to the Indenture with respect to that series of Notes that would set forth the proposed amendments with respect to such series of Notes.

The Offeror’s obligation to accept and pay for the Notes in each Tender Offer is conditioned upon the satisfaction or waiver of certain conditions precedent. Each Tender Offer and the related Consent Solicitation is scheduled to expire at 5:00 p.m., New York City time, on April 7, 2020 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or earlier terminated by the Offeror. Holders of Notes who wish to receive the applicable Total Consideration (as defined below) must validly tender (and not validly withdraw) their Notes at or prior to 5:00 p.m., New York City time, on March 24, 2020 (such date and time, as the same may be extended, the “Early Tender Date”). Notes may be withdrawn and the related consents may be revoked (and will be revoked upon the withdrawal of the tendered Notes) at any time prior to 5:00 p.m., New York City time, on March 24, 2020, unless extended (such date and time, as the same may be extended, the “Withdrawal Deadline”). Holders who validly tender their Notes after the Early Tender Date and at or prior to the Expiration Date will receive only the applicable Tender Consideration (as defined below). The Tender Offers and Consent Solicitations are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated March 10, 2020 (the “Offer to Purchase”), which sets forth a more detailed description of the Tender Offers and Consent Solicitations. Holders of the Notes are urged to carefully read the Offer to Purchase before making any decision with respect to the Tender Offers and Consent Solicitations.

The applicable consideration for Notes validly tendered (and not validly withdrawn) in the Tender Offers is set forth in the table below.

Notes	CUSIPs	Aggregate Principal Amount Outstanding	Tender Consideration(1)	Early Participation Premium(1)(2)(3)	Total Consideration(1)(2)(3)
3.700% Senior Notes due 2022	878237 AGI	$500,000,000	$982.50	$30.00	$1,012.50
4.950% Senior Notes due 2027	878237 AH9	$500,000,000	$985.00	$30.00	$1,015.00

(1)

For each $1,000 principal amount of Notes, excluding accrued and unpaid interest from the last payment date, which interest will be paid up to, but not including, the applicable settlement date, in addition to the Tender Consideration or Total Consideration, as applicable.

(2)	Payable only to Holders who validly tender (and do not validly withdraw) Notes on or prior to the Early Tender Date.
(3)	The Early Participation Premium is included in the Total Consideration for Notes tendered and accepted on or prior to the Early Tender Date.

Holders of Notes of a series will also receive accrued and unpaid interest from the last interest payment date for such series of Notes up to, but not including, the applicable settlement date for such series of Notes accepted for purchase in the related Tender Offer. The settlement date for Notes validly tendered is expected to be on or promptly after the closing date of the Merger.

Tenders of Notes in the Tender Offers may be withdrawn and the consents delivered pursuant to the Consent Solicitations may be revoked at any time prior to the Withdrawal Deadline but not thereafter, except to the extent required by applicable law.

The Tender Offer and/or Consent Solicitation with respect to one or both series of Notes may be terminated or withdrawn at any time and for any reason, including if certain conditions described in the Offer to Purchase, including the Requisite Consent Condition, the Merger Condition, the Financing Condition and the General Conditions (each as defined in the Offer to Purchase), are not satisfied, subject to applicable law. The Offeror is making the Tender Offers and Consent Solicitations only by, and pursuant to, the terms of the Offer to Purchase. None of the Offeror, Tech Data Corporation, the Dealer Managers (as defined below), the trustee under the Indenture, the tender agent and information agent nor any of their respective affiliates makes any recommendation as to whether or not holders of the Notes should tender or refrain from tendering their Notes.

If consents from a majority of the holders of a series of Notes are not received as part of the related Tender Offer and Consent Solicitation (and in the case of the 2027 Notes, together with the separate consent solicitation with respect to the 2027 Notes), the Offeror intends to terminate the related Consent Solicitation with respect to such series of Notes (and in the case of the 2027 Notes, the separate consent solicitation) and, in such case, the Offeror would conduct a “Change of Control Offer” with respect to such series of Notes in accordance with the terms and conditions of the Indenture.

This announcement does not constitute an offer to sell any securities or the solicitation of an offer to purchase any securities. The Tender Offers and Consent Solicitations are being made only pursuant to the Offer to Purchase. The Tender Offers and Consent Solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offers and Consent Solicitations to be made by a licensed broker or dealer, the Tender Offers and Consent Solicitations will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Credit Suisse Securities (USA) LLC, Mizuho Securities USA LLC and RBC Capital Markets, LLC are acting as dealer managers and solicitation agents (the “Dealer Managers”) for the Tender Offers and Consent Solicitations. Global Bondholder Services Corporation is acting as the tender agent and information agent for the Tender Offers and Consent Solicitations.

Requests for the Offer to Purchase may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for brokers and banks) or (866) 807-2200 (for all others).

Questions or requests for assistance in relation to the Tender Offers and Consent Solicitations may be directed to the Dealer Managers at (212) 538-1862 for Credit Suisse Securities (USA) LLC, (212) 205-7736 for Mizuho Securities USA LLC or (212) 618-7843 for RBC Capital Markets, LLC.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. Apollo had assets under management of approximately $331 billion as of December 31, 2019 in credit, private equity and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.apollo.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws. The forward-looking statements include, without limitation, statements concerning the Tender Offers and Consent Solicitations. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside the Offeror’s or Tech Data Corporation’s control that may cause actual results to differ materially from the forward-looking statements. You should not place undue reliance on forward-looking statements as a prediction of actual results. The Offeror expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Apollo Contacts:

For investor inquiries regarding Apollo, please contact:

Gary M. Stein

Head of Investor Relations

Apollo Global Management, Inc.

212-822-0467

gstein@apollo.com

For media inquiries please contact:

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

(212) 822-0491

jrose@apollo.com

Charles Zehren

Rubenstein Associates, Inc. for Apollo Global Management, Inc.

(212) 843-8590

czehren@rubenstein.com